Exhibit 10.6

VIZIO, INC.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made between VIZIO, Inc. (the “Company”) and [______] (the “Executive”), effective as of the last date on the signature page (the “Effective Date”).

This Agreement provides certain protections to the Executive in connection with a change in control of VIZIO Holding Corp. (“VIZIO Holding”) or in connection with the involuntary termination of the Executive’s employment under the circumstances described in this Agreement.

The Company and the Executive agree as follows:

1. Term of Agreement. This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and will continue to be at-will, as defined under applicable law.

3. Severance Benefits.

(a) Qualifying Non-CIC Termination. On a Qualifying Non-CIC Termination (as defined below), the Executive will be eligible to receive the following payments and benefits from the Company:

(i) Salary Severance. A single, lump sum payment equal to Executive’s Salary (as defined below) for a period equal to [Tier 1: 12 months][Tier 2: 2 weeks for each year that Executive has been employed by any member of the VIZIO Group as of the date of such Qualifying Non-CIC Termination (provided that such period will not be less than 6 months and will not exceed 9 months)][Tier 3: 2 weeks for each year that Executive has been employed by any member of the VIZIO Group as of the date of such Qualifying Non-CIC Termination (provided that such period will not be less than 3 months and will not exceed 6 months)], less applicable withholdings.

(ii) COBRA Coverage. Subject to Section 3(d), the Company will pay the premiums for coverage under COBRA (as defined below) for the Executive and the Executive’s eligible dependents, if any, at the rates then in effect, subject to any subsequent changes in rates that are generally applicable to the Company’s active employees (the “COBRA Coverage”), until the earliest of (A) a period from the date of the Executive’s termination of employment equal to [Tier 1: 12 months][Tiers 2 and 3: the number of months of Salary that Executive is entitled to receive under Section 3(a)(i) (rounded up to the nearest whole month)], (B) the date upon which the Executive (and the Executive’s eligible dependents, as applicable) becomes covered under similar plans, or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA.

(b) Qualifying CIC Termination. On a Qualifying CIC Termination (as defined below), the Executive will be eligible to receive the following payments and benefits from the Company:

(i) Salary Severance. A single, lump sum payment equal to [Tier 1: 18][Tier 2: 12][Tier 3: 6] months of the Executive’s Salary, less applicable withholdings.

(ii) Bonus Severance. A single, lump sum payment equal to [Tier 1: 150%][Tier 2: 100%][Tier 3: 50%] of the Executive’s target annual bonus as in effect for the fiscal year in which the Qualifying CIC Termination occurs, less applicable withholdings.

(iii) COBRA Coverage. Subject to Section 3(d), the Company will provide COBRA Coverage until the earliest of (A) a period of [Tier 1: 18][Tier 2: 12][Tier 3: 6] months from the date of the Executive’s termination of employment, (B) the date upon which the Executive (and the Executive’s eligible dependents, as applicable) becomes covered under similar plans, or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA.

(iv) Equity Vesting. Vesting acceleration (and exercisability, as applicable) as to 100% of the then-unvested shares subject to each of the Executive’s then-outstanding VIZIO Holding equity awards. In the case of an equity award with performance-based vesting, unless otherwise specified in the applicable equity award agreement governing such award, all performance goals and other vesting criteria will be deemed achieved at the greater of (A) actual achievement (if determinable), or (B) 100% of target levels. For the avoidance of doubt, in the event of the Executive’s Qualifying Pre-CIC Termination (as defined below), any unvested portion of the Executive’s then-outstanding equity awards will remain outstanding until the earlier of (x) 3 months following the Qualifying Termination (as defined below) or (y) the occurrence of a Change in Control, solely so that any benefits due on a Qualifying Pre-CIC Termination can be provided if a Change in Control occurs within 3 months following the Qualifying Termination (provided that in no event will the Executive’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration). If no Change in Control occurs within 3 months following a Qualifying Termination, any unvested portion of the Executive’s equity awards automatically and permanently will be forfeited on the 3-month anniversary of the day following the date of the Qualifying Termination without having vested.

(c) Termination Other Than a Qualifying Termination. If the termination of the Executive’s employment with the VIZIO Group (as defined below) is not a Qualifying Termination, then the Executive will not be entitled to receive severance or other benefits.

(d) Conditions to Receipt of COBRA Coverage. The Executive’s receipt of COBRA Coverage is subject to the Executive electing COBRA continuation coverage within the time period prescribed pursuant to COBRA for the Executive and the Executive’s eligible dependents, if any. If the Company determines in its sole discretion that it cannot provide the COBRA Coverage without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of any COBRA Coverage, the Company will provide to the Executive a taxable monthly payment payable on the last day of a given month, in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue his or her group health coverage in effect on the date of his or her Qualifying Termination (which amount will be based on the premium rates applicable for the first month of COBRA Coverage for the Executive and any of eligible dependents of the Executive) (each, a “COBRA Replacement Payment”), which COBRA Replacement Payments will be made regardless of whether the Executive elects COBRA continuation coverage and will end on the earlier of (x) the date upon which the Executive obtains other employment or (y) the date the Company has paid an amount totaling the number of COBRA Replacement Payments equal to the number of months in the applicable COBRA Coverage period. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to any applicable withholdings. Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Executive will not receive the COBRA Replacement Payments or any further COBRA Coverage.

(e) Non-Duplication of Payment or Benefits. For purposes of clarity, in the event of a Qualifying Pre-CIC Termination, any severance payments and benefits to be provided to the Executive under Section 3(b) will be reduced by any amounts that already were provided to the Executive under Section 3(a). Notwithstanding any provision of this Agreement to the contrary, if the Executive is entitled to any cash severance, continued health coverage benefits, or vesting acceleration of any equity awards (other than under this Agreement) by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by or to which any member of the VIZIO Group is a party (“Other Benefits”), then the corresponding severance payments and benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to the Executive.

(f) Death of the Executive. In the event of the Executive’s death before all payments or benefits the Executive is entitled to receive under this Agreement have been provided, the unpaid amounts will be provided to the Executive’s designated beneficiary, if living, or otherwise to the Executive’s personal representative in a single lump sum as soon as possible following the Executive’s death.

(g) Transfer Between Members of the VIZIO Group. For purposes of this Agreement, if the Executive is involuntarily transferred from one member of the VIZIO Group to another, the transfer will not be a termination without Cause (as defined below) but may give the Executive the ability to resign for Good Reason.

(h) Exclusive Remedy. In the event of a termination of the Executive’s employment with the VIZIO Group, the provisions of this Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which the Executive may otherwise be entitled, whether at law, tort or contract, or in equity. The Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Agreement.

4. Accrued Compensation. On any termination of the Executive’s employment with the VIZIO Group, the Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to the Executive under any Company-provided plans, policies, and arrangements. For avoidance of doubt, receipt of accrued compensation is not subject to the Release Requirement discussed in Section 5(a).

5. Conditions to Receipt of Severance.

(a) Separation Agreement and Release of Claims. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 3 is subject to the Executive signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage any member of the VIZIO Group, non-solicit provisions, an agreement to assist in any litigation matters, and other standard terms and conditions) (the “Release” and that requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Executive’s Qualifying Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any right to severance payments or benefits under Section 3.

(b) Payment Timing. Any lump sum Salary or bonus payments under Sections 3(a)(i), 3(b)(i), and 3(b)(ii) will be provided on the first regularly scheduled payroll date of the Company following the date the Release becomes effective and irrevocable (the “Severance Start Date”), subject to any delay required by Section 5(d) below. Any taxable installments of any COBRA-related severance benefits that otherwise would have been made to the Executive on or before the Severance Start Date will be paid on the Severance Start Date, and any remaining installments thereafter will be provided as specified in the Agreement. Any restricted stock units, performance shares, performance units, and/or similar full value awards that accelerate vesting under Section 3(b)(iv) will be settled (x) on a date no later than 10 days following the date the Release becomes effective and irrevocable, or (y) if later, in the event of a Qualifying Pre-CIC Termination, on a date no later than the Change in Control.

(c) Return of VIZIO Group Property. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 3 is subject to the Executive returning all documents and other property provided to the Executive by any member of the VIZIO Group (with the exception of a copy of the Company employee handbook and personnel documents specifically relating to the Executive), developed or obtained by the Executive in connection with his or her employment with the VIZIO Group, or otherwise belonging to the VIZIO Group.

(d) Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code (as defined below) and any guidance promulgated under Section 409A of the Code (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted in accordance with this intent. No payment or benefits to be paid to the Executive, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. If, at the time of the Executive’s termination of employment, the Executive is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Executive will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following the Executive’s termination of employment. The Company reserves the right to amend this Agreement as it considers necessary or advisable, in its sole discretion and without the consent of the Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will any member of the VIZIO Group reimburse, indemnify, or hold harmless the Executive for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

(e) Resignation of Officer and Director Positions. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 3 is subject to the Executive resigning from all officer and director positions with all members of the VIZIO Group and the Executive executing any documents the Company may require in connection with the same.

6. Limitation on Payments.

(a) Reduction of Severance Benefits. If any payment or benefit that the Executive would receive from any VIZIO Group member or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of the Payment or (y) a lesser amount that would result in no portion of the Payment being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (B) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (C) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will the Executive have any discretion with respect to the ordering of Payment reductions. The Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and the Executive will not be reimbursed, indemnified, or held harmless by any member of the VIZIO Group for any of those payments of personal tax liability.

(b) Determination of Excise Tax Liability. Unless the Company and the Executive otherwise agree in writing, the Company will select a professional services firm (the “Firm”) to make all determinations required under this Section 6, which determinations will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 6. The Company will bear the costs and make all payments for the Firm’s services in connection with any calculations contemplated by this Section 6. The Company will have no liability to the Executive for the determinations of the Firm.

7. Definitions. The following terms referred to in this Agreement will have the following meanings:

(a) “Board” means VIZIO Holding’s Board of Directors.

(b) “Business Day” means any day that is not a Saturday, a Sunday or other day on which federal banks are required or authorized by law to be closed.

(c) “Cause” means that the Executive has:

(i) been convicted of or pled guilty or no contest to a felony under federal or state law, or of a misdemeanor involving fraud, moral turpitude or embezzlement;

(ii) committed an intentional act of fraud, embezzlement, theft, dishonesty or any intentional material violation of law that occurs during or in the course of employment with any VIZIO Group member, including any material violation of any securities law, which has or may reasonably be expected to result in economic or financial injury, or have a material adverse effect upon, any VIZIO Group member;

(iii) intentionally disclosed confidential or proprietary information of any VIZIO Group member contrary to the Employment Agreement, the EPIIA, or the policies of any VIZIO Group member or in breach of any nondisclosure or confidentiality agreement between any VIZIO Group member and the Executive;

(iv) breached the Executive’s material obligations under the Employment Agreement or the EPIIA;

(v) intentionally engaged in any competitive activity that would constitute a breach of obligations under the Employment Agreement or the EPIIA;

(vi) intentionally breached any of the material written policies of any VIZIO Group member, including but not limited to its Code of Conduct and Employee Handbook;

(vii) failed to substantially perform the lawful duties and responsibilities for the applicable VIZIO Group member under the Employment Agreement (other than as a result of incapacity due to physical or mental illness, or any such actual or anticipated failure after the Executive’s issuance of a notice of termination for Good Reason); or

(viii) willfully engaged in conduct that is demonstrably and materially injurious to any VIZIO Group member, monetarily or otherwise;

provided, however, in the case of subsections (iii) through (viii), the Executive will have received written demand from the applicable VIZIO Group member or the Board for substantial performance, which specifically identifies the conduct giving rise to the Cause and the Executive will have not cured the same within 30 Business Days of the Executive’s receipt of such notice (or, if able to be cured and the cure reasonably requires longer than 30 Business Days, then within such longer reasonable period, provided the Executive promptly undertakes action to cure and diligently pursues the same until cured), provided, however, with respect to subsequent identical or substantially similar failures, the right to cure will only extend to the first such failure. For purposes of this Section 7(c), any act, or a failure to act, will not be deemed willful or intentional, as those terms are used herein, unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the Executive’s action or omission was in the best interest of the VIZIO Group. Failure to meet performance standards or objectives, by itself, does not constitute Cause (provided that such directions do not require the Executive to take any actions that the Executive reasonably believes to be unlawful after a reasonable inquiry).

For purposes of this provision, no act or failure to act on the part of the Executive will be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the VIZIO Group. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the VIZIO Group. [CEO only: The termination of the Executive’s employment will not be deemed to be for Cause unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of any of the conduct above, and specifying the particulars thereof in detail.]

(d) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of VIZIO Holding which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of VIZIO Holding that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of VIZIO Holding; provided, however, that for purposes of this subsection, (i) the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of VIZIO Holding will not be considered a Change in Control, and (ii) if the stockholders of VIZIO Holding immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of VIZIO Holding’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of VIZIO Holding or of the ultimate parent entity of VIZIO Holding, such event will not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own VIZIO Holding, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii) A change in the effective control of VIZIO Holding which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Board members whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of VIZIO Holding, the acquisition of additional control of VIZIO Holding by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of VIZIO Holding’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from VIZIO Holding that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of VIZIO Holding immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of VIZIO Holding’s assets: (A) a transfer to an entity that is controlled by VIZIO Holding’s stockholders immediately after the transfer, or (B) a transfer of assets by VIZIO Holding to: (1) a stockholder of VIZIO Holding (immediately before the asset transfer) in exchange for or with respect to VIZIO Holding’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by VIZIO Holding, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of VIZIO Holding, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value shall mean the value of the assets of VIZIO Holding, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with VIZIO Holding.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the state of VIZIO Holding’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held VIZIO Holding’s securities immediately before such transaction.

(e) “Change in Control Period” means the period beginning 3 months prior to a Change in Control and ending 18 months following a Change in Control.

(f) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “VIZIO Group” means VIZIO Holding and its subsidiaries.

(i) “Disability” means a total and permanent disability as defined in Section 22(e)(3) of the Code.

(j) “Employment Agreement” means the employment letter agreement by and between the Company and the Executive dated [_____] (or any other agreement that sets forth the terms of the Executive’s employment with any member of the VIZIO Group), as may be amended from time to time.

(k) “EPIIA” means the Employee Proprietary Information and Inventions Agreement between the Company and the Executive.

(l) “Good Reason” means the termination of the Executive’s employment with any VIZIO Group member by the Executive in accordance with the last paragraph of this Section 7(l) after the occurrence of one or more of the following events without the Executive’s express written consent:

(i) the material reduction, without the Executive’s consent, in the Executive’s Base Salary (other than a reduction in Base Salary implemented as part of a decrease of base compensation of all officers of the applicable VIZIO Group member, and then by no greater percentage as the percentage decrease in the base compensation of all such officers);

(ii) the material diminution, without the Executive’s consent, of the Executive’s authority, duties, responsibilities, or title (other than a temporary suspension of authority, duties or responsibilities due to the Executive’s illness or disability, or an investigation of misconduct), or the assignment to the Executive, without the consent of the Executive, of any duties materially inconsistent with the Executive’s position, authority, duties or responsibilities (including status, offices, titles and reporting requirements);

(iii) the applicable VIZIO Group member’s material breach of the Employment Agreement;

(iv) the failure of any successor to the Company (whether by merger, acquisition, consolidation, reorganization or otherwise) to assume, upon the successor becoming such, the obligations of the Company hereunder; and/or

(v) a material change in the geographic location of the Executive’s principal place of employment to a location more than 50 miles from the Company’s Irvine, California offices.

For purposes of interpreting Section 7(l)(ii), following a Change in Control, the Executive will have experienced a material diminution in his or her “authority, duties or responsibilities” if he or she does not serve in the capacity with titles and offices of the Ultimate Parent Entity that are comparable to those set forth in the Employment Agreement and his or her duties or authority is not customary for that position (or an equivalent position, and the duties and authority customary for that position).

The Executive’s resignation will only constitute a resignation for Good Reason hereunder if (x) the Executive provides the Company with a written notice of termination within 60 days following the initial existence of the action or event that the Executive believes gives rise to Good Reason, (y) the applicable VIZIO Group member has failed to cure the same within 30 Business Days of its receipt of such notice (or, if able to be cured and the cure reasonably requires longer than 30 Business Days, then within such longer reasonable period, provided the applicable VIZIO Group member promptly undertakes action to cure and diligently pursues the same until cured), and (z) the date of termination occurs no later than 110 days after the later of (a) the initial occurrence of the action or event constituting Good Reason or (b) the date on which the Executive learns or reasonably should have learned of such action or event (but in no event later than 2 years after the initial occurrence of the action or event constituting Good Reason). The applicable VIZIO Group member may relieve the Executive of some or all of his or her authority, duties and responsibilities during any notice period, and such relief will not serve as a basis for the Executive to claim “Good Reason.”

(m) “Qualifying Pre-CIC Termination” means a Qualifying CIC Termination that occurs prior to the date of the Change in Control.

(n) “Qualifying Termination” means a termination of the Executive’s employment either (i) by a VIZIO Group member without Cause (excluding by reason of the Executive’s death or Disability), or (ii) by the Executive for Good Reason, in either case, during the Change in Control Period (a “Qualifying CIC Termination”) or outside of the Change in Control Period (a “Qualifying Non-CIC Termination”).

(o) “Salary” means the Executive’s annual base salary as in effect immediately prior to the Executive’s Qualifying Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Executive’s annual base salary in effect immediately prior to the reduction) or, if the Executive’s Qualifying Termination is a Qualifying CIC Termination and the amount is greater, at the level in effect immediately prior to the Change in Control.

(p) “Ultimate Parent Entity” means the highest entity in an unbroken chain of entities ending with the surviving corporation (in the event of a merger) or the acquiring entity (in the case of an acquisition or sale of assets); provided that each entity in the unbroken chain owns, at the time of the determination, securities possessing 50% or more of the total combined voting power of all classes of securities in one of the other entities in such chain.

8. Successors. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of the Executive upon the Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of the Executive’s right to compensation or other benefits will be null and void.

9. Notice.

(a) General. All notices and other communications required or permitted under this Agreement will be in writing and will be effectively given (i) upon actual delivery to the party to be notified; (ii) upon transmission by email; (iii) 24 hours after confirmed facsimile transmission; (iv) 1 business day after deposit with a recognized overnight courier; or (v) 3 business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to the Executive, at the address the Executive will have most recently furnished to the Company in writing, (B) if to the Company, at the following address:

VIZIO, Inc.

39 Tesla

Irvine, California 92618

Attention: General Counsel

(b) Notice of Termination. Any termination by a VIZIO Group member for Cause will be communicated by a notice of termination to the Executive, and any termination by the Executive for Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with Section 9(a) of this Agreement. The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than 30 days after the later of (i) the giving of the notice or (ii) the end of any applicable cure period).

10. Resignation. The termination of the Executive’s employment for any reason will also constitute, without any further required action by the Executive, the Executive’s voluntary resignation from all officer and/or director positions held at any member of the VIZIO Group, and at the Board’s request, the Executive will execute any documents reasonably necessary to reflect the resignations.

11. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any payment be reduced by any earnings that the Executive may receive from any other source except as specified in Section 3(e).

(b) Waiver; Amendment. No provision of this Agreement will be modified, waived, or discharged unless the modification, waiver, or discharge is agreed to in writing and signed by an authorized officer of the Company (other than the Executive) and by the Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes in their entirety all prior representations, understandings, undertakings, or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter of this Agreement, including, for the avoidance of doubt, any other employment letter or agreement, severance policy or program, or equity award agreement.

(e) Choice of Law. This Agreement will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California. To the extent that any lawsuit is permitted under this Agreement, the Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against the Executive by the Company.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(g) Withholding. All payments and benefits under this Agreement will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local, and/or foreign taxes required to be withheld from the payments or benefits and make any other required payroll deductions. No member of the VIZIO Group will pay the Executive’s taxes arising from or relating to any payments or benefits under this Agreement.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows.]

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer.

COMPANY	VIZIO, INC.

By:
Title:
Date:

EXECUTIVE
[NAME]
Date:

[Signature page to Change in Control and Severance Agreement]